January 11, 2012	FOR IMMEDIATE RELEASE

RAYMOND JAMES TO ACQUIRE MORGAN KEEGAN & COMPANY

ST. PETERSBURG, Fla. – Raymond James Financial, Inc. announced today that it has entered into a definitive stock purchase agreement to acquire Morgan Keegan & Company, Inc. and related affiliates from Regions Financial for $930 million, expanding both its private client wealth management and capital markets businesses.

“While our preference is generally organic growth, we have used strategic mergers to grow throughout our history when the timing and pricing are right and, most importantly, when there is a strong cultural fit and clear path for integration,” said Raymond James CEO Paul C. Reilly.

“This merger reflects those tenets. Morgan Keegan private client and capital markets professionals are well-respected in the industry for their capabilities and client-service orientation. Bringing them to Raymond James and working with their excellent management teams represents a major step toward achieving our vision of being the premier alternative to Wall Street.”

The combined businesses of Raymond James and Morgan Keegan will create one of the country’s largest full-service wealth management and investment banking firms not headquartered on Wall Street.

“Given the associated assets and scale, this acquisition creates significant future earnings power,” added Reilly.

Key acquisition highlights include:

-	Morgan Keegan, with an anticipated $700 million tangible book value at closing, has demonstrated stability and profitability across economic and market cycles.

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The addition of Morgan Keegan’s more than 1,000 private client financial advisors increases Raymond James’ advisor count to more than 6,000, bringing meaningful additional scale to Raymond James’ already robust platform and representing one of the largest retail franchises in North America. Together, the firm expects its financial planning, high-net-worth and retail front-end support systems to drive greater financial advisor productivity.

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The combined fixed income units bring together complementary products, services and client relationships to forge an even more formidable Fixed Income Capital Markets department. Bulwarked by Morgan Keegan’s outstanding Public Finance group, the merged firm’s advisory and underwriting fixed income practice offers an impressive origination capability to serve municipal and taxable issuers, and rise to a combined league table ranking of eighth.

-	The addition of Morgan Keegan equity capital markets professionals will further strengthen Raymond James’ award-winning equity research and investment banking platform.

“I have known and respected Allen Morgan, as well as succeeding members of Morgan Keegan’s management, for over four decades,” offered Executive Chairman Thomas A. James. “Raymond James and Morgan Keegan share many of the same values, including a commitment to put the interests of our individual, corporate and governmental clients first. We share the same family environment and I look forward to joining our two families to provide even better service to our clients through an expanded list of products and advisory services.”

Raymond James and Regions will maintain a strategic referral relationship and are committed to continuing the high level of client service to which Morgan Keegan clients are accustomed, including working together to ensure a seamless transition.

As part of the merger, Morgan Keegan CEO John Carson will join Raymond James Financial as president and will oversee Fixed Income and Public Finance. Other senior leaders from Morgan Keegan will be joining the firm in roles to be determined.

“We are excited to be joining Raymond James. I see it as a firm that provides the resources of a major Wall Street firm while maintaining the client-first culture of a regional,” noted Carson. “I am confident the expanded services and deep expertise at Raymond James will benefit our clients and allow us to continue providing the highest levels of service.”

“Raymond James is celebrating its 50th anniversary in 2012,” Reilly continued. “This merger represents an investment for the future, building on our strong heritage through disciplined growth that will allow us to continue to compete in an increasingly challenging marketplace and, as always, provide the best possible service to advisors and clients.”

The firm is committed to maintaining a large presence in Memphis, Tenn., where it has had retail and institutional offices for years prior to merging with Morgan Keegan, which is based in the city. Raymond James’ Fixed Income and Public Finance businesses will be centered in Memphis, and the firm intends to continue to operate a regional support center there.

Raymond James was advised by J.P. Morgan Securities LLC and represented by Morrison & Foerster LLP. The transaction is expected to close on or about March 30, 2012, subject to regulatory approvals and other customary conditions.

The company will conduct a conference call for investors and analysts January 12, at 8:15 a.m. ET. Visit raymondjames.com/presentations for live audio and access to the presentation slides. The subjects to be covered may include forward-looking information. Questions may be posed to management by participants on the analyst call-in line, and in response the company may disclose additional material information.

About Raymond James Financial, Inc.

Raymond James Financial (NYSE-RJF) is a Florida-based diversified holding company providing financial services to individuals, corporations and municipalities through its subsidiary companies. Its three principal wholly owned broker/dealers, Raymond James & Associates, Raymond James Financial Services and Raymond James Ltd. have approximately 5,400 financial advisors serving 2 million accounts in 2,400 locations throughout the United States, Canada and overseas. In addition, total client assets are approximately $268 billion, of which approximately $35 billion are managed by the firm’s asset management subsidiaries.

To the extent that Raymond James makes or publishes forward-looking statements (regarding management expectations, strategic objectives, business prospects, anticipated expense savings, financial results, anticipated results of litigation and regulatory proceedings, and other similar matters), a variety of factors, many of which are beyond Raymond James’ control, could cause actual results and experiences to differ materially from the expectations and objectives expressed in these statements. These factors are described in Raymond James’ 2011 annual report on Form 10-K, which is available on RAYMONDJAMES.COM and SEC.GOV.

In addition to those factors, the following factors, among others, could cause actual results to differ materially from forward-looking or historical performance:  the possibility that regulatory and other approvals and conditions to the transaction are not received or satisfied on a timely basis or at all; the possibility that modifications to the terms of the transaction may be required to obtain or satisfy such approvals or conditions; changes in the anticipated timing for closing the transaction; difficulty integrating Raymond James’ and Morgan Keegan’s businesses or realizing the projected benefits of the transaction; the inability to sustain revenue and earnings growth; changes in the capital markets; and diversion of management time on transaction related issues.

For more information, please contact Steve Hollister at 727-567-2824.
Please visit the Raymond James Press Center at raymondjames.com/media.